Exhibit 99.2

Verisk Analytics, Inc., Elects Therese M. Vaughan to Its Board of Directors

JERSEY CITY, N.J., February 20, 2013 — Dr. Therese M. (Terri) Vaughan has been elected to the Board of Directors of Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk. Vaughan’s election was announced today at Verisk’s Board of Directors meeting.

Vaughan served as Chief Executive Officer of the National Association of Insurance Commissioners (NAIC) from 2009 to 2012. As CEO, Vaughan was responsible for overseeing operations of the NAIC, including offices in Kansas City, New York, and Washington, D.C. She served as the association’s primary representative and chief spokesperson in Washington. She also served as the chair of the Joint Forum (based in Basel, Switzerland) a group of banking, insurance, and securities supervisors created to address cross-sector and financial conglomerate issues. In addition, she was a member of the Executive Committee of the International Association of Insurance Supervisors (IAIS).

Previously, Vaughan served as Iowa Insurance Commissioner and is a past NAIC President. In addition, she has held a variety of positions in academia and regulation. She was the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University, where she focused on the regulation and management of financial institutions. Vaughan earned a Ph.D. in risk and insurance at the University of Pennsylvania and a B.B.A. in insurance and economics at the University of Iowa. Vaughan is the coauthor of two college textbooks on insurance.

She is an Associate of the Society of Actuaries (ASA), a Chartered Property Casualty Underwriter (CPCU), an Associate of the Casualty Actuarial Society (ACAS), and a Member of the American Academy of Actuaries (MAAA).

Vaughan was named one of the top 25 living legends in insurance by National Underwriter in 2012, one of the 100 most influential people in healthcare by Modern Healthcare in 2011, and one of the 100 most powerful individuals in the insurance industry in North America by the insurance media in 2011 and 2010.

“We are pleased to welcome Terri to the Verisk Board of Directors,” said Verisk Chairman and CEO Frank J. Coyne. “Terri brings a tremendous amount of experience and value to Verisk. Her depth and breadth of industry knowledge and expertise will be an asset to our organization.”

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Contact:

Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group (for Verisk Analytics) 202-600-4546	Senior Vice President and Treasurer, Corporate Finance and Investor Relations
rtauberman@mww.com	Verisk Analytics, Inc.
201-469-2142
eva.huston@verisk.com